Exhibit 10.1
DEALER MANAGER AGREEMENT
8 MARCH 2011
LIZ CLAIBORNE, INC.
and
J.P. MORGAN SECURITIES LTD.
and
MERRILL LYNCH INTERNATIONAL
Allen & Overy LLP

THIS AGREEMENT is made on 8 March 2011
BETWEEN:
(1)	LIZ CLAIBORNE, INC. of One Claiborne Avenue, North Bergen, New Jersey, 07047 (the Company); and
(2)	J.P. MORGAN SECURITIES LTD. and MERRILL LYNCH INTERNATIONAL (together, the Dealer Managers and each a Dealer Manager, which expressions shall, for the purposes of this Agreement, include any affiliate of J.P. Morgan Securities Ltd. or Merrill Lynch International, as the case may be).
WHEREAS:
The Company has, in the Offer Materials (as defined below), invited holders of its €350,000,000 5 per cent. Notes due 2013 (the Notes) to tender their Notes for repurchase by the Company for cash (the Offer) on the terms and subject to the conditions contained in the tender offer memorandum prepared by the Company and dated 8 March 2011 including the documents incorporated by reference therein (the Tender Offer Memorandum) and will also be inviting all Noteholders to approve the Proposal (as defined in the Tender Offer Memorandum) (it being understood, for the avoidance of doubt, that any information contained in any documents incorporated by reference in the Tender Offer Memorandum shall be deemed to have been set forth in its entirety therein).
IT IS AGREED AS FOLLOWS:
1.	INTERPRETATION
In this Agreement, unless the contrary is stated, terms and expressions defined in the Tender Offer Memorandum shall have the same meanings in this Agreement. Any reference in this Agreement to a Clause, subclause or Schedule is, unless otherwise stated, to a clause or subclause of this Agreement or schedule hereto.
2.	DEFINITIONS
The terms which follow, when used in this Agreement, shall have the meanings indicated.
affiliate has the meaning given to that term by Rule 405 under the Securities Act;
Agreements means this Agreement, the Tender and Consent Agency Agreement and, if the Extraordinary Resolution is passed, the Supplemental Agency Agreement;
Eligible Noteholder means a Noteholder to whom the Offer is being made pursuant to the offer restrictions set out in the Tender Offer Memorandum;
Exchange Act means the United States Securities Exchange Act of 1934, as amended;
Group means the Company and its subsidiaries taken as a whole;
Offer Materials means the documentation which the Company has prepared or approved in writing in connection with the Offer and/or the Proposal, including:
(a)	the Tender Offer Memorandum and any amendments or supplements thereto;

(b)	any announcement relating to the Offer and/or the Proposal prepared or approved in writing by the Company (i) made by the issue of a press release to a Notifying News Service, (ii) made by the delivery of a notice to the Clearing Systems for communication to Direct Participants (including any Clearing System Notice and the Notice), (iii) made on the website of the Luxembourg Stock Exchange, (iv) made on the relevant Reuters International Insider Screen, and/or (v) obtainable from the Tender Agent; and
(c)	such other announcements, press releases, notices, newspaper advertisements, information and/or written material as may be prepared or approved in writing by the Company for distribution and/or use in connection with the Offer and/or the Proposal, but for the avoidance of doubt, references to the Offer Materials in Clauses 6 and 9 are to each of (i) the Offer Materials (including the Tender Offer Memorandum) as at the Launch Date, but not including any subsequent revision, supplement or amendment to, or incorporation of information in, such Offer Materials and (ii) if revised, supplemented or amended at the relevant date, the Offer Materials (including the Tender Offer Memorandum) as so revised, supplemented or amended;
person means any individual, company, corporation, firm, partnership, joint venture, association, organisation, state or agency of a state or other entity, whether or not having separate legal personality;
Securities Act means the United States Securities Act of 1933, as amended; and
Tender and Consent Agency Agreement means the tender and consent agency agreement between the Company and Deutsche Bank AG, London Branch as tender agent dated 8 March 2011.

3.	AUTHORISATION
The Company confirms that:
(a)	it has authorised the Dealer Managers to act on its behalf in connection with the Offer and the Proposal and in accordance with this Agreement; and
(b)	it has prepared and approved the Offer Materials and authorises each Dealer Manager to use the Offer Materials in connection with the Offer and the Proposal.
4.	APPOINTMENT AS DEALER MANAGERS
4.1	The Company agrees that the Dealer Managers will act as exclusive dealer managers in connection with the Offer and the Proposal and that the Company will not appoint any other person in connection with the Offer or the Proposal to carry out the services specified in this Agreement as services to be provided by the Dealer Managers. The Company hereby authorises the Dealer Managers to act on its behalf in accordance with this Agreement on the terms of the Offer Materials.
4.2	The Dealer Managers accept their appointment as exclusive dealer managers in connection with the Offer and the Proposal and each Dealer Manager severally (but not jointly) agrees to perform the following services in connection with the Offer and the Proposal:
(a)	to use its reasonable endeavours to identify and contact Eligible Noteholders (in the case of the Offer) and Noteholders (in the case of the Proposal) and to present the Offer and/or the Proposal, as applicable, to them on behalf of the Company (including making copies of the Offer Materials available to such holders). It is agreed that the Company has given full authority to each Dealer Manager to identify Noteholders by such means as such Dealer Manager considers necessary or desirable (but subject to applicable law and restrictions set out in the Tender Offer Memorandum and subject to Clause 4.9 of this Agreement) including, without limitation, communicating with the Tender Agent;
(b)	to make such employees as such Dealer Manager considers reasonably necessary available at all reasonable times during working hours to answer queries from, and provide additional information to, Eligible Noteholders in connection with the Offer and Noteholders in connection with the Proposal;
(c)	to provide assistance as and when requested by the Company in relation to any decision to extend, re-open, amend, waive any condition of or terminate the Offer and/or the Proposal;
(d)	to assist in the determination of the Repurchase Price (in consultation with the Company) in the manner set out in the Offer Materials;
(e)	to make or arrange for the making of such announcements as are agreed between the parties on behalf of the Company in connection with the Offer and/or the Proposal; and
(f)	to provide such other assistance and undertake such other duties in connection with the Offer and/or the Proposal as agreed in writing between the parties hereto from time to time.
4.3	Each Dealer Manager agrees that, to the best of its knowledge and belief, all actions taken by it as Dealer Manager have complied and will comply in all material respects with all laws, rules and regulations of the State of New York, the State of Delaware and the United States of America applicable to the Offer.
4.4	Each Dealer Manager may, in its sole discretion, continue to own or dispose of, in any manner it may elect, any Notes it may beneficially own at the date of this Agreement or hereafter acquire, in any such case subject to applicable law and, in particular, neither Dealer Manager has any obligation to the Company pursuant to this Agreement, or otherwise, to tender or refrain from tendering Notes beneficially owned by it pursuant to the Offer or to vote or refrain from voting in respect of the Extraordinary Resolution.
4.5	The Company acknowledges that the Dealer Managers’ appointment hereunder is not an agreement by either Dealer Manager to underwrite, place or purchase any securities or otherwise provide any financing.
4.6	The Company agrees that, save as may be necessary to comply with applicable laws or regulations, it shall not (prior to the Settlement Date) make any press release or cause any notice, advertisement or similar information in connection with the Offer or the Proposal to be published without the prior consent of the Dealer Managers (such consent not to be unreasonably withheld or delayed). In addition, the Company agrees that it will not, save as may be necessary to comply with applicable laws or regulations, file or publish any material (including any press release, notice, advertisement or similar information) in connection with the Offer or the Proposal that uses any form of the name of a Dealer Manager or refers to a Dealer Manager or its relationship with the Company, without such Dealer Manager’s prior written consent to the form of such reference. Each Dealer Manager agrees that it shall not (prior to the Settlement Date) issue any press release or cause any notice, advertisement or similar information relating to the Offer and/or the Proposal to be published without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed).
4.7	The Company agrees that neither Dealer Manager will have any responsibility to it for the results or outcome of any discussions with Noteholders relating to the Offer or the Proposal.

4.8	Neither Dealer Manager, nor any of their respective affiliates, has any liability in respect of any services or advice provided to the Company by persons other than itself.
4.9	The Company agrees to provide the Dealer Managers with all information and data concerning the Company and its subsidiaries, to the extent reasonably available to the Company, and access to the directors and management of the Company which the Company may reasonably consider relevant or necessary to complete the Offer or the Proposal.

5.	FEES AND EXPENSES
5.1	On the Settlement Date, the Company shall promptly pay or cause to be paid to the Dealer Managers, as compensation for their services as Dealer Managers, an amount in euro equal to 0.25 per cent. of the nominal amount of (i) if the Extraordinary Resolution is passed at the Meeting or any adjourned Meeting, the Notes or (ii) if the Extraordinary Resolution is not passed at the Meeting or any adjourned Meeting but the Company accepts any Notes for repurchase pursuant to the Offer the Notes which are accepted for repurchase pursuant to the Offer. Such amount shall be divided equally between the Dealer Managers and will be paid to such account or accounts as shall be separately notified to the Company by the Dealer Managers.
5.2	Whether or not the Extraordinary Resolution is passed and/or any Notes are tendered for repurchase, the Company shall promptly pay or cause to be paid to each Dealer Manager the fees and disbursements of their legal counsel plus VAT and all other costs and expenses incurred by such Dealer Manager in connection with it serving as a Dealer Manager in relation to the Offer and Proposal, including but not limited to (i) all expenses incurred in the preparation, printing, mailing and publishing (as applicable) of the Tender Offer Memorandum, any other Offer Materials, this Agreement; (ii) all advertising charges incurred in connection with the Offer and the Proposal; (iii) all costs incurred in the publication of notices and other communications with Noteholders necessary (in the reasonable opinion of the relevant Dealer Manager) in connection with the Offer and the Proposal; and (iv) all other expenses incurred by the relevant Dealer Manager in connection with the performance of its obligations hereunder in connection with the Offer and Proposal including, without limitation, any out of pocket expenses and those related to marketing conducted in connection herewith.
5.3	All payments by the Company under this Agreement shall be paid in accordance with the payment instructions of the relevant Dealer Manager on the due date for payment or within 30 calendar days of the relevant invoice without set-off or counterclaim, and free and clear of and without deduction or withholding for or on account of, any present or future taxes, levies, imports, duties, fees, assessments or other charges of whatever nature, imposed by the United States, United Kingdom or by any department, agency or other political sub-division or taxing authority thereof or therein, unless such deduction is required by law. In such event, the Company will increase the amount paid so that the full amount of such payment is received by the payee as if no such deduction or withholding had been made.
5.4	The Company shall be responsible for all of its own fees, expenses and other costs incurred in connection with the Offer including, without limitation, its own legal fees, any fees and expenses of the Tender Agent and any of the items referred to in Clause 5.2.

6.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to and agrees with each Dealer Manager, on each of the date of this Agreement, the date of the Meeting and any adjourned Meeting, the date of any Supplemental Agency Agreement, the Settlement Date and each day falling between the date of this Agreement and the Settlement Date as follows:

(a)	the Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware with full power and authority to own, lease and operate its properties and conduct its business in those jurisdictions in which business is conducted by it except where failure to have such power and authority would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the business, properties, management, financial position, stockholders’ equity, results of operations or prospects of the Company and its subsidiaries taken as a whole or on the ability of the Company to perform its obligations under the Agreements, the Offer and/or the Proposal (a Material Adverse Effect), and the Company is able lawfully to comply with its obligations under the Offer and the Proposal and to execute and perform its obligations under the Agreements;
(b)	the making and completion of the Offer and the Proposal and the execution and delivery of the Agreements by the Company have been duly authorised by the Company, and the same constitute or, in the case of any Supplemental Agency Agreement on due execution and delivery by the Company, will constitute legal, valid and binding obligations of the Company enforceable in accordance with their respective terms, except to the extent enforceability may be limited by the effects of bankruptcy, insolvency, reorganisation, moratorium and other similar laws affecting the rights of creditors generally and general equitable principles;
(c)	the making and completion of the Offer and the Proposal, the execution and delivery of the Agreements and the performance of the terms of the Offer and the Proposal and the Agreements (i) will not infringe any law or regulation of the State of Delaware or the federal laws of the United States (including, without limitation, Sections 10 and 14 of the Exchange Act and Regulation 14E and Rules 10b-5 promulgated thereunder) or; (ii) so far as the Company is aware, will not infringe any other law or regulation in any respect which is relevant in the context of the Offer and/or the Proposal; (iii) are not contrary to the provisions of the constitutional documents of the Company and; (iv) will not result in any breach of the terms of, or constitute a default under, any instrument, agreement or order to which the Company is a party or by which it or its property is bound which is material in the context of the Offer and/or the Proposal except, in the case of subclauses (i), (ii) or (iv) above, for such infringements, breaches or defaults as would not reasonably be expected to have a Material Adverse Effect;
(d)	all consents and approvals of any court, government department or other regulatory body required by the Company for (i) the making and completion of the Offer and the Proposal (including, without limitation, the distribution of the Offer Materials) and (ii) the execution and delivery of the Agreements by the Company and the performance of the terms of the Agreements and the Offer and the Proposal have been obtained and are, unconditional and in full force and effect;
(e)	the Offer Materials contain all the information required to comply with all applicable requirements of the laws and regulations of those jurisdictions in which (i) they are or will be distributed or (ii) solicitations of tenders, acceptances or votes in respect of the Extraordinary Resolution from Noteholders are or will be made or received pursuant to the Offer or the Proposal, as applicable, and otherwise comply with such laws and regulations;
(f)	neither the Company nor any of its subsidiaries is involved in any legal, governmental, administrative or arbitration proceedings (including any such proceedings which are pending or threatened of which the Company is aware), except as would not reasonably be expected to have a Material Adverse Effect;

(g)	(i) the Offer Materials contain all information which is material in the context of the Offer and the Proposal (including all information which, according to the particular nature of the Company, the Group, the Offer and the Proposal, is necessary to enable investors and their investment advisers to make an informed assessment of the Offer and the Proposal), (ii) the Offer Materials do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (iii) the statements of fact contained in the Offer Materials are in every material particular true and accurate and not misleading and that there are no other facts in relation to the Company, the Group, the Notes, the Offer and the Proposal the omission of which would in the context of the Offer and/or the Proposal make any statement in the Offer Materials misleading and (iv) the statements of intention, opinion, belief or expectation contained in the Offer Materials are honestly and reasonably made or held;
(h)	since the date of the last audited consolidated financial statements of the Group, there has been no change or development other than as disclosed in or incorporated by reference in the Tender Offer Memorandum that is reasonably likely to result in a material adverse change in or affecting the condition (financial or otherwise), prospects, results of operations or general affairs of the Company or of the Group respectively;
(i)	neither the Company nor any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries are currently the subject of any U.S. sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC);
(j)	neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (together the FCPA), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorisation of the payment of any money, or other property, gift, promise to give, or authorisation of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company, its subsidiaries and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith;
(k)	the operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial record keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the Money Laundering Laws) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened;
(l)	the Company has not paid or agreed to pay to any person (other than the Dealer Managers) any compensation for (i) the solicitation of tenders or acceptances from Noteholders pursuant to the Offer or (ii) votes in respect of the Extraordinary Resolution from Noteholders pursuant to the Proposal (except as contemplated by the Agreements and, in the case of Noteholders, the Tender Offer Memorandum), and none of the Company and its affiliates have, during the period from the Launch Date to the Settlement Date, bought or agreed to buy any Notes (except as contemplated by the Agreements and the Tender Offer Memorandum);
(m)	the Company has not taken (other than as envisaged by, and disclosed in, the Offer Materials), directly or indirectly, any action designed to cause or to result in, or that has constituted or that might reasonably be expected to constitute, the stabilisation or manipulation of the price of any security of the Company to facilitate the Offer or the Proposal, or encourage tenders of Notes in or acceptances of the Offer or votes in respect of the Extraordinary Resolution by Noteholders;
(n)	the Company is not in possession of any price sensitive information that is not publicly available and that is material to Noteholders in the context of the Offer or the Proposal;
(o)	no stamp or other duty or similar tax is assessable or payable in, and no withholding or deduction for or on account of any taxes, duties, assessments or governmental charges of whatever nature is required to be made by or within, the United States of America or by any political sub-division of or authority therein or thereof having power to tax, in each case in connection with the authorisation, execution or delivery of the Agreements or with the making of the Offer and the Proposal and the performance of the Company’s obligations under the Agreements and the Offer and the Proposal;
(p)	no event or circumstance has occurred which would (whether or not with the lapse of time and/or the giving of notice and/or the fulfilment of any other requirement could) constitute an “Event of Default” under the terms and conditions of the Notes, assuming adoption of the Proposal and except for any such event or circumstance that is disclosed in the Tender Offer Memorandum;
(q)	the Company has made appropriate arrangements with the Tender Agent and the Clearing Systems to allow Noteholders to offer to tender their Notes pursuant to the Offer and to vote pursuant to the Proposal; and
(r)	assuming the completion of the offering of the New Notes (as defined in the Tender Offer Memorandum), the Company will have sufficient funds to enable it to pay and will pay promptly, in each case on the Settlement Date and in accordance with the terms and conditions of the Offer, the Proposal, the Offer Materials and the Agreements, the Repurchase Price, the Early Tender Payment and/or the Ineligible Noteholder Early Consent Payment, as applicable, for, and the Accrued Interest Payment in respect of, the Notes tendered pursuant to the Offer and accepted for repurchase by the Company, and the fees and expenses payable hereunder.
7.	AGREEMENTS
7.1	The Company agrees with each Dealer Manager as follows:
(a)	subject to Clause 11, it will, if necessary, produce such supplements to the Offer Materials as may reasonably be required to ensure compliance with its obligations under Clauses 6(e) and 6(g);
(b)	it will furnish to the Dealer Managers in electronic form (or in such other form as may be agreed between the Company and the Dealer Managers from time to time), without charge, during the period beginning on the date of this Agreement and continuing to, and including, the Settlement Date, the Offer Materials and any amendments and supplements thereto which have been prepared by the Company as the Dealer Managers may reasonably request;
(c)	it will not amend or supplement the Offer Materials without giving prior notice thereof to, and consulting with, the Dealer Managers;
(d)	it will:
(i)	on the date of this Agreement, procure the instigation of the delivery of the Clearing System Notices by the Clearing Systems to each Direct Participant; and
(ii)	upon request by any Noteholder (subject, in the case of the Offer, to the offer and distribution restrictions set out in the Tender Offer Memorandum), procure the delivery to such Noteholder of a copy of the Tender Offer Memorandum, together with such other Offer Materials as are reasonably requested;
(e)	it will not extend, re-open, amend, waive any condition of or terminate the Offer and/or the Proposal without giving prior notice thereof to, and consulting with, the Dealer Managers;
(f)	it will not, and will procure that its subsidiaries will not, acquire (through purchase or otherwise) any Notes on or before the Settlement Date, other than pursuant to the Offer;
(g)	it will pay promptly (upon written notice thereof, in the case of enforcement or admissibility in evidence as referred to below), and in any event before any penalty becomes payable, any stamp, documentary, registration or similar duty or tax (including any stamp duty reserve tax) payable in connection with the entry into, performance, enforcement or admissibility in evidence, as applicable, of the Agreements, the Offer and the Proposal (other than any taxes for which Noteholders are themselves liable, as described in the Tender Offer Memorandum) together with any related interest and penalties;
(h)	it will advise the Dealer Managers, promptly upon becoming aware of the occurrence thereof, of (i) the occurrence of any event, or the discovery of any fact, the occurrence or existence of which, in the reasonable judgment of the Company or its counsel, would require the making of any change in or supplement to any of the Offer Materials then being used or would cause any representation or warranty contained in this Agreement to be untrue or inaccurate or could cause the Company to wish to extend, re-open, amend, waive any condition of or terminate the Offer and/or the Proposal, (ii) the issuance by any governmental or regulatory authority of any comment or order or the taking of any other action concerning the Offer or the Proposal or (iii) any material developments in connection with the Offer or the Proposal, including, without limitation, the commencement of any legal proceedings concerning the Offer or the Proposal;
(i)	it will deliver, register and furnish such documents, instruments, information and undertakings to, and obtain any consent from, any relevant agency, authority, central bank, department, government, minister, official, public or statutory corporation, self-regulating organisation or stock exchange as may be necessary from time to time for it to comply with all relevant laws, guidelines and directives in relation to the conduct and completion of the Offer and the transactions contemplated thereby, the Agreements or the Proposal;
(j)	it will pay promptly on the Settlement Date, (1) in accordance with the terms and conditions of the Offer, the Offer Materials and the Agreements, the Repurchase Price and (2) fees and expenses payable to each Dealer Manager pursuant to Clause 5; and

(k)	it will comply with all applicable laws and regulations in connection with the Offer, the Proposal and the transactions contemplated hereby and thereby.
7.2	The Company acknowledges and agrees that (a) each Dealer Manager has been retained solely to provide the services set forth herein, and in rendering such services each Dealer Manager shall act as an independent contractor and not as a financial advisor or as an agent or fiduciary to the Company or any other person, and any duties arising out of its engagement hereunder shall be owed to the Company only; (b) each Dealer Manager may perform the services contemplated by this Agreement in conjunction with its affiliates; (c) each Dealer Manager is a securities firm engaged in securities trading and brokerage activities and providing investment banking and financial advisory services and, in the ordinary course of business, each Dealer Manager and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities of the Company, its affiliates or other entities that may be involved in the transactions contemplated hereby, and each Dealer Manager and its affiliates may continue to pursue any such business interests and activities without any specific prior disclosure to the Company and shall not be required to account for or disclose to the Company any profit, charge, commission or other remuneration arising in respect of such transactions; (d) in addition to its acting as dealer manager in respect of the Offer and the Proposal, each Dealer Manager and/or its affiliates may from time to time have provided, and may continue to provide, various investment banking, lending, commercial banking, financial advisory and fiduciary services for the Company and/or its affiliates (including, without limitation, in connection with the proposed issue of the New Notes (as defined in the Tender Offer Memorandum)); (e) each Dealer Manager may from time to time perform various investment banking, commercial banking, financial advisory and fiduciary services for other clients and customers who may have conflicting interests with respect to the Company and/or its affiliates, the Offer or the Proposal; (f) neither Dealer Manager is an adviser as to legal, tax, accounting or regulatory matters in any jurisdiction and the Company must consult with its own advisers concerning such matters and will be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and neither Dealer Manager shall have any responsibility or liability to the Company with respect to any advice given as to legal, tax, accounting or regulatory matters; and (g) the obligations of the Dealer Managers under this Agreement are several and not joint.

8.	CONDITIONS TO THE OBLIGATIONS OF THE DEALER MANAGERS
8.1	The obligations of the Dealer Managers under this Agreement are at all times subject to the conditions that:
(a)	on each of the date of this Agreement, the Settlement Date and each day falling between the date of this Agreement and the Settlement Date, the representations and warranties of the Company set out in Clause 6 being true, accurate and correct and the performance, on or prior to each such date, by the Company of its obligations under this Agreement;
(b)	all consents and approvals of any court, government department or other regulatory body required for (i) the making and completion of the Offer and the Proposal (including, without limitation, the distribution of the Offer Materials) and (ii) the execution and delivery of the Agreements by the Company and the performance of the terms of the Agreements, the Offer and the Proposal shall have been obtained and remain in full force and effect;
(c)	prior to the Settlement Date, the Company shall have delivered to the Dealer Managers such further information, certificates and documents as the Dealer Managers may reasonably request relating to the Offer and the Proposal or otherwise relating to the matters contemplated hereby; and

(d)	the Company shall have procured the delivery to the Dealer Managers on the date hereof of the conditions precedent documentation contained in the Schedule to this Agreement.
8.2	If:
(a)	any of the conditions specified in this Clause 8 shall not have been fulfilled when and as provided in this Agreement; or
(b)	any of the representations, warranties, undertakings or agreements given or made by the Company set forth in this Agreement is untrue or is breached, this Agreement and all obligations of a Dealer Manager hereunder may be cancelled in relation to the Offer and the Proposal at, or at any time prior to, the time of settlement on the Settlement Date by the relevant Dealer Manager (on behalf of itself only).

9.	INDEMNIFICATION
9.1	Without prejudice to the other rights or remedies of the Dealer Managers, the Company agrees to indemnify on demand and hold harmless each Dealer Manager and any of its affiliates, directors, officers, employees, agents or controlling persons (within the meaning of section 15 of the Securities Act and Section 20 of the Exchange Act) (together with the Dealer Manager, each a Relevant Party) from and against any liability, damages, cost, loss or expense (including, without limitation, reasonable legal fees, costs and expenses) (a Loss) arising out of, in connection with, or based on:
(a)	any actual or alleged breach of the representations, warranties and undertakings contained in, or made or deemed to be made by the Company under, this Agreement or pursuant to the Offer or the Proposal; or
(b)	any untrue statement or alleged untrue statement of a material fact contained in the Tender Offer Materials (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and to reimburse each Dealer Manager and each such affiliate, director, officer, employee, agent or controlling person for any and all reasonable and documented expenses (including the fees and disbursements of one counsel chosen by the relevant Dealer Manager, in addition to any local counsel) as such expenses are reasonably incurred by such Dealer Manager or such affiliate, director, officer, employee, agent or controlling person in connection with investigating, defending, settling, compromising or paying any such Loss.
9.2	Promptly after receipt by an indemnified party under this Clause 9 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Clause 9, notify the indemnifying party in writing of the commencement thereof; provided that the failure to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Clause 9 except to the extent that it has been materially prejudiced by such failure (through the forfeiture of substantive rights and defences) and shall not relieve the indemnifying party from any liability that the indemnifying party may have to an indemnified party other than under this Clause 9. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defence thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded, with the advice of counsel, that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defence of any such action or that there may be legal defences available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defences and to otherwise participate in the defence of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party’s election so to assume the defence of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Clause 9 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defence thereof unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with local counsel (in each jurisdiction)), which shall be selected by the Dealer Managers (in the case of counsel representing the Dealer Managers or their related persons), representing the indemnified parties who are parties to such action) or (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party.
9.3	The indemnifying party under this Clause 9 shall not be liable for any settlement of any proceeding effected without its written consent, which will not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding and (ii) does not include any statements as to or any findings of fault, culpability or failure to act by or on behalf of any indemnified party.
9.4	If the indemnification provided for in the foregoing provisions of this Clause 9 is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party shall contribute to the aggregate amount paid or payable by such indemnified party, as incurred, as a result of any losses, claims, damages, liabilities or expenses referred to therein (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Dealer Managers or a Relevant Party, on the other hand, from the Offer, the Proposal or the transactions contemplated pursuant to this Agreement or (ii) if the allocation provided by subclause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in subclause (i) above but also the relative fault of the Company, on the one hand, and the Dealer Managers or such Relevant Party, on the other hand, in connection with the statements or omissions or inaccuracies in the representations and warranties herein which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Dealer Managers or a Relevant Party, on the other hand, in connection with the Offer, the Proposal or the transactions contemplated pursuant to this Agreement shall be deemed to be in the same respective proportions as the principal amount of the Notes the subject of the Offer and the Proposal, bears to the fees actually received by the Dealer Managers with respect to the Offer and the Proposal. The relative fault of the Company, on the one hand, and the Dealer Managers or such Related Party, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or the Dealer Managers or such Related Party, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or inaccuracy.
The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in this Clause 9, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in this Clause 9 with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under this subclause 9.4; provided, however, that no additional notice shall be required with respect to any action for which notice has been given under the foregoing provisions of Clause 9 hereof for purposes of indemnification.
The Company and the Dealer Managers agree that it would not be just and equitable if contribution pursuant to this Clause 9 were determined by pro rata allocation (even if the Dealer Managers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Clause 9.

10.	NON-DISCLOSURE
The Company shall not disclose the provisions of this Agreement to any other person without the prior written consent of the Dealer Managers, unless the Company reasonably determines that the failure to make such disclosure would violate applicable law or regulations or is required to be disclosed by applicable law or regulations (including pursuant to any securities laws or listing requirements) in which case the Company shall promptly notify the Dealer Managers of the proposed disclosure and the reasons therefor.

11.	TERMINATION
This Agreement shall terminate (i) on the Settlement Date or (ii) upon written notice by the Company to the Dealer Managers to terminate this Agreement at any time in the event that the Company has publicly announced the termination of the Offer and the Proposal or (iii) upon withdrawal by the Dealer Managers, as a result of the failure of any of the conditions to the obligations of the Dealer Managers set out in Clause 8, in each case subject to Clause 12.
12.	SURVIVAL
Clauses 6 and 9 above shall continue in full force and effect in relation to each Dealer Manager notwithstanding:
(a)	its actual or constructive knowledge with respect to any of the matters referred to in the specific representations and warranties;
(b)	the completion of the arrangements set out in this Agreement; or
(c)	the termination of this Agreement.
Without prejudice to the generality of the foregoing, the obligations of the Company pursuant to Clauses 5, 9 and 10, any rights that have accrued to the Dealer Managers in respect of Clauses 6 or 7 prior to any termination or cancellation of this Agreement shall survive any termination or cancellation of this Agreement.

13.	NOTICES
All communications shall be in writing and effective only on receipt and, if sent to the Dealer Managers, will be mailed, delivered or telefaxed to:
J.P. Morgan Securities Ltd.
125 London Wall
London EC2Y 5AJ
United Kingdom
Fax:           +44 20 7325 8270
Attention: Head of High Yield Syndicate and Head of EMEA Debt Capital Markets Group, Legal
Merrill Lynch International
2 King Edward Street
London EC1A 1HQ
United Kingdom
Fax:            +44 207 995 8582
Attention: Liability Management Group — John M. Cavanagh
and if sent to the Company, will be mailed, delivered or telefaxed to:
Liz Claiborne, Inc.
One Claiborne Avenue
North Bergen
New Jersey
07047
Fax:            (212) 626 5746
Attention: General Counsel
With a copy to:
Liz Claiborne, Inc.
1441 Broadway
New York
NY 10018
Fax:            (212) 626 1857
Attention: Vice President — Finance and Treasurer
14.	ASSIGNMENT
The Company may not assign or transfer its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the Dealer Managers (such consent not to be unreasonably withheld or delayed) and any purported assignment or delegation without such consent shall be void.

15.	GOVERNING LAW AND JURISDICTION
15.1	This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed in such State without regard to conflicts of law principles thereof.
15.2	Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (Related Proceedings) may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the Specified Courts), and each party irrevocably submits to the exclusive jurisdiction (except for suits, actions, or proceedings instituted in regard to the enforcement of a judgment of any Specified Court in a Related Proceeding, as to which such jurisdiction is non-exclusive) of the Specified Courts in any Related Proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any Related Proceeding brought in any Specified Court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Specified Proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any Specified Court has been brought in an inconvenient forum.
15.3	With respect to any Related Proceeding, each party irrevocably waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled in the Specified Courts, and with respect to any Related Judgment, each party waives any such immunity in the Specified Courts or any other court of competent jurisdiction, and will not raise or claim or cause to be pleaded any such immunity at or in respect of any such Related Proceeding or Related Judgment, including, without limitation, any immunity pursuant to the United States Foreign Sovereign Immunities Act of 1976, as amended.

16.	MISCELLANEOUS
16.1	Time shall be of the essence of this Agreement.
16.2	The heading to each clause is included for convenience only and shall not affect the construction of this Agreement.
16.3	This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart. Signed facsimile copies of this Agreement will legally bind the parties to the same extent as original documents.
16.4	This Agreement is for the exclusive benefit of the parties hereto, and their respective permitted successors and assigns hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other person whatsoever.
16.5	If any provision of this Agreement is found unenforceable by a court of competent jurisdiction, such unenforceable provision shall not affect the other provisions but shall be deemed modified to the extent necessary to render it enforceable, preserving to the fullest extent permissible the intent of the parties.
16.6	No waiver of any term, condition or obligation of this Agreement shall be valid unless in writing and signed by the waiving party. No failure or delay by a party hereto at any time to require the other party to perform strictly in accordance with the terms hereof shall preclude a party from requiring performance by the other party at any later time. No waiver of any one or several of the terms, conditions or obligations of this Agreement and no partial waiver thereof, shall be construed as a waiver of any of the other terms, conditions or obligations of this Agreement. This Agreement may not be amended, changed or modified in any fashion except by a written instrument signed by all of the parties.
IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first before written.

SCHEDULE
CONDITION PRECEDENT DOCUMENTS
1.	Legal opinion addressed to the Dealer Managers, in such form and with such content as the Dealer Managers may reasonably require, from Paul, Weiss, Rifkind, Wharton & Garrison LLP, legal advisers to the Company as to the laws of the United States, the State of New York and the State of Delaware.
2.	Executed copy of the Tender and Consent Agency Agreement.

SIGNATURES
LIZ CLAIBORNE, INC.
By: /s/ Nicholas Rubino
J.P. MORGAN SECURITIES LTD.
By: /s/ Kiran Mehta
MERRILL LYNCH INTERNATIONAL
By: /s/ John Cavanagh
       Managing Director